EXHIBIT 99.1

Walker Lane Exploration Announces Board and Management Changes

Carson City, NV –January 21, 2016 -  Walker Lane Exploration, Inc. (OTC: WKLN), a Nevada Corporation, announced management changes.  At a special shareholders meeting held on January 15, 2016 a majority of shareholders of Walker Lane Exploration, Inc. removed Trevor Moss, Steven K. Jones, Ted Sharp, Iain Stewart and Phil Allen as Directors of the Corporation and elected Quentin Browne, Geo., Herb Duerr, Geo. and Larry Bigler, CPA.  Mr. Thomas Mancuso, Geo. was re-elected to the Board of Directors.

There were 7,970,833 shares held by a majority of shareholders (57.5%, inclusive of all classes of stock) voting in favor of the changes to the Board of Directors.

At a special board meeting held in Reno on January 19, 2016, Phil Allen was removed as President, Chief Executive Officer and Vice President of Shareholder Relations by unanimous decision.  Mr. Herb Duerr, Geo., was unanimously elected President and Chief Executive Officer.

In commenting on his appointment as President and CEO, Mr. Duerr said, “I look forward to serving the Corporation as it pursues its corporate objectives.”

The Corporation filed Form 8-K which details the above actions by the shareholders and Board of Directors.

About Walker Lane Exploration, Inc.

The Corporation is a U.S.-based precious metals exploration company.  Walker Lane Exploration, Inc. owns three properties in Nevada; Pyramid, which is located in Washoe County, Nevada, consisting of 10 lode claims leased from the Bureau of Land Management (BLM).  West Trinity, which is located in Churchill County, Nevada consisting of 24 lode claims leased from the BLM.  And, Paradise, which is located in Nye County, Nevada, consisting of 9 lode claims leased from the BLM. The Corporation’s focus is to identify mineral areas that are open to staking and claiming, or to lease properties management deems viable for exploration.  Once a property has been secured, management conducts an assessment of the prospect for exploration, which can include sampling, trenching and drilling in order to develop the prospect for leasing, sale or joint venture with other mining companies.  Further information can be found on Walker Lane’s website at: www.walkerlaneexploration.com

"Safe-Harbor" Statement: Under the Private Securities Litigation Reform Act of 1995. This press release contains forward-looking information within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including all statements that are not statements of historical fact regarding the intent, belief or current expectations of the Company, its directors or its officers. The words "may," "would," "will," "expect," "estimate," "anticipate," "believe," "intend," and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the Company's ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors.

Contact:

Company inquiries:

Walker Lane Exploration, Inc.

info@walkerlaneexploration.com

775-461-3445

Investor Relations:

ir@walkerlaneexploration.com

775-434-4451